Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Sonim Technologies, Inc., of our report dated March 20, 2023, relating to the consolidated financial statements of Sonim Technologies, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going-concern uncertainty), appearing in the Annual Report on Form 10-K of Sonim Technologies, Inc. for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP
Campbell, California
January 29, 2024